Exhibit 99.1

ASURE SOFTWARE FILES FEDERAL LAWSUIT AGAINST THE PINNACLE FUND,

RED OAK PARTNERS, DAVID SANDBERG AND AFFILIATES

 ALLEGING VIOLATIONS OF SECURITIES LAWS

— Company “fully committed to protecting our shareholders’ interests” —

AUSTIN, Texas, July 1, 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, announced today that it has filed a lawsuit in the United States District Court for the Western District of Texas, Austin Division, against David Sandberg; Red Oak Partners, LLC; Pinnacle Partners, LLP; The Red Oak Fund, LP; Pinnacle Fund, LLLP; Bear Market Opportunity Fund, LLP; James Gladney; Robert Graham; Antoine Tristani; Pat Goepel; Fenil Shah; Sarla Software LLC; Chimanlal Shah; Falguni Shah; Ruchir Shah; Snehal Shah; Vibha Shah; and Ushma Shah alleging violations of federal securities laws.

In that complaint, Asure maintains that the defendants have been acting as an affiliated group in connection with their recent purchases of Asure stock and their involvement in an ongoing proxy contest with the Company.  The suit claims the defendants violated Section 13(d) of the Securities Exchange Act of 1934 by not properly reporting their identity and activities as an affiliated group.  The suit also claims that certain of the defendants have further violated the federal securities laws by failing to disclose their true intentions concerning the future of Asure.

The Company has asked the Court to enjoin the defendants’ violations of the federal securities laws prior to the Company’s shareholder meeting scheduled for July 30, 2009.

“Our Board of Directors is fully committed to protecting our shareholders’ interests by calling out the unlawful practices of these defendants,” said Nancy L. Harris, President and Chief Executive Officer.  “We believe this affiliated group has not been forthright in their communications with shareholders and is attempting to gain control of the Company without paying a reasonable price.  We intend to aggressively pursue this legal action to protect our shareholders.”

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611

Rajeev Kumar, Georgeson Inc.:  212-440-9812